Exhibit 99

News Release

FOR IMMEDIATE RELEASE	Media contacts:
October 21, 2022	Kim Ancin
908-559-3227
kimberly.ancin@verizon.com

Eric Wilkens
201-572-9317
eric.wilkens@verizon.com

Verizon reports 3Q results marked by revenue growth momentum

Sequential improvement in Verizon Consumer
postpaid phone gross additions

Fifth consecutive quarter that Verizon Business reported more than 150,000 postpaid phone net additions

3Q 2022 highlights

Consolidated:
•$1.17 in earnings per share (EPS), compared with $1.55 in third-quarter 2021; adjusted EPS1, excluding special items, of $1.32, compared with $1.42 in third-quarter 20212.
•Total revenue of $34.2 billion, an increase of 4.0 percent from third-quarter 2021.
•Net income of $5.0 billion, a decrease of 23.3 percent from third-quarter 2021, and adjusted EBITDA1 of $12.2 billion, down 0.4 percent year over year.

Total Wireless:
•Total wireless service revenue of $18.8 billion, a 10.0 percent increase year over year.
•Total retail postpaid churn of 1.17 percent, and retail postpaid phone churn of 0.92 percent.
•Postpaid phone net additions of 8,000.

Total Broadband:
•Total broadband net additions of 377,000, including 342,000 fixed wireless net additions, reflecting a strong demand for reliable and high-value broadband offerings. Total broadband net additions increased 109,000 from second-quarter 2022, and fixed wireless net additions increased 86,000 from second-quarter 2022.
•More than 40 million households covered by fixed wireless in third-quarter 2022, including over 30 million households covered by 5G Ultra Wideband.
•61,000 Fios Internet net additions, an increase from 36,000 Fios Internet net additions in second-quarter 2022.

NEW YORK - Verizon Communications Inc. (NYSE, Nasdaq: VZ) today reported its third-quarter 2022 results.
"We took a number of actions in the third quarter that helped drive improved operational and financial performance, but we know there's still more work to be done," said Verizon Chairman and CEO Hans Vestberg. "The pricing actions we took earlier this year, as well as our new cost savings program, show that we are being deliberate and strategic in our decisions to strengthen our business. At the same time, we are focused on executing our 5G strategy, as we are covering every major market and accelerating our C-Band network build. We are on track to reach 200 million POPs within first-quarter 2023."
For third-quarter 2022, Verizon reported EPS of $1.17, compared with $1.55 in third-quarter 2021. On an adjusted basis1, excluding special items, EPS was $1.32 in third-quarter 2022, compared with adjusted EPS1 of $1.42 in third-quarter 20212.
Third-quarter 2022 EPS included a pre-tax loss from special items of approximately $881 million. This included a net pre-tax charge of approximately $645 million primarily related to a mark-to-market adjustment for pension liabilities, and the impacts of amortization of intangible assets related to TracFone and other acquisitions of $236 million.
"The actions we have taken in the previous two quarters are gaining traction in the marketplace," said Verizon Chief Financial Officer Matt Ellis. “We expect that we will be able to build on this momentum into the future. Our financial discipline, combined with our healthy balance sheet, enabled us to increase our dividend for a 16th consecutive year, which is the longest current streak of dividend increases in the U.S. telecom industry."
Consolidated results
•Total consolidated operating revenue in third-quarter 2022 of $34.2 billion, up 4.0 percent from third-quarter 2021. Wireless service revenue growth and higher wireless equipment revenue more than offset wireline declines and the net impact of merger and acquisition (M&A) activity in 2021.
•Total wireless service revenue growth of 10.0 percent year over year, primarily driven by the company's ownership of TracFone, continued effectiveness in its premium Unlimited strategy and ongoing strength in Business volumes.
•Verizon is focused on continuously improving operating efficiencies and mitigating inflation impacts, and has started a new cost savings program that is expected to provide a reduction in annual costs of between $2 billion and $3 billion by 2025.

    VlpHU09DSUQyMDE5UTE=

•Net income of $5.0 billion, a decrease of 23.3 percent from third-quarter 2021, and adjusted EBITDA1 of $12.2 billion, a decline of 0.4 percent year over year.
•Year-to-date cash flow from operating activities totaled $28.2 billion, compared with $31.2 billion in 2021. The reduction was primarily due to working capital impacts from higher device activations, and increased inventory levels.

•Capital expenditures year-to-date were $15.8 billion, including C-Band spending of $4.5 billion.

•Free cash flow1 year to date was $12.4 billion.
•Verizon's unsecured debt as of the end of third-quarter 2022 decreased by $1.1 billion sequentially to $131.4 billion. The company's net unsecured debt1 balance decreased sequentially by $1.3 billion to $129.3 billion, and its net unsecured debt to adjusted EBITDA ratio1 at quarter-end was approximately 2.7 times.
Verizon Consumer results
•Total Verizon Consumer revenue was $25.8 billion, an increase of 10.8 percent year over year, driven by wireless service revenue growth and higher equipment revenue.

•Wireless service revenue increased 11.0 percent year over year, driven by the inclusion of TracFone, core wireless service revenue growth and the impact of pricing actions.

•Consumer wireless retail postpaid churn was 1.10 percent in third-quarter 2022, and wireless retail postpaid phone churn was 0.88 percent.

•In third-quarter 2022, Consumer reported 189,000 wireless retail postpaid phone net losses, due to elevated churn partially as a result of recent pricing actions. Consumer ended third-quarter 2022 with nearly 53 percent of its postpaid wireless phone customers having 5G-capable devices. Consumer postpaid phone gross additions increased 1.3 percent year over year. This is a significant improvement from second-quarter 2022, when Consumer postpaid phone gross additions declined 11.3 percent year over year.
•Consumer reported 39,000 wireless retail prepaid net additions in third-quarter 2022, as TracFone reported positive net additions for the first time since first-quarter 2021.3
•Consumer reported 234,000 fixed wireless net additions and 58,000 Fios Internet net additions in third-quarter 2022. Consumer Fios revenue was $2.9 billion in third-quarter 2022, an increase of 0.3 percent year over year.
•In third-quarter 2022, Consumer operating income was $7.3 billion, a decrease of 3.2 percent year over year, and segment operating income margin was 28.4 percent, a decrease from 32.5 percent in third-quarter 2021. Segment EBITDA1 in third-quarter 2022 was $10.6 billion, an increase of 0.7 percent year over year. The pricing actions and the inclusion of TracFone results more than offset pressures from higher promotional activity and the impact of inflation. Segment EBITDA margin1 was 40.9 percent, a decrease from 45.0 percent in third-quarter 2021.

Verizon Business results
•Total Verizon Business revenue was $7.8 billion in third-quarter 2022, an increase of 1.9 percent year over year.
•Business wireless service revenue was $3.3 billion, an increase of 5.7 percent year over year. This increase was the result of pricing actions and continued growth in Business' customer base.

    VlpHU09DSUQyMDE5UTE=

•Business reported 360,000 wireless retail postpaid net additions in third-quarter 2022, including 197,000 postpaid phone net additions. This was the fifth consecutive quarter that Business reported more than 150,000 postpaid phone net additions. Global Enterprise delivered its best ever phone net addition performance, and Small and Medium Business and Public Sector both reported year over year double digit phone gross addition growth.
•Business wireless retail postpaid churn was 1.42 percent in third-quarter 2022, and wireless retail postpaid phone churn was 1.10 percent.
•Business reported 108,000 fixed wireless net additions in third-quarter 2022.
•In third-quarter 2022, Verizon Business operating income was $698 million, a decrease of 21.2 percent year over year, and segment operating income margin was 8.9 percent, a decrease from 11.5 percent in third-quarter 2021. Segment EBITDA1 was $1.8 billion in third-quarter 2022, a decrease of 6.7 percent year over year. In addition to pressure from wireline, Business experienced higher growth-related costs as wireless sales volumes increased 15 percent year over year. Segment EBITDA margin1 was 22.7 percent, a decrease from 24.8 percent in third-quarter 2021.
Outlook and guidance
Verizon continues to expect the following results for full-year 2022:
•Reported wireless service revenue growth4 of 8.5 to 9.5 percent.
•Reported service and other revenue growth of minus 1 percent to flat.
•Adjusted EBITDA1 growth of minus 1.5 percent to flat.
•Adjusted EPS1 of $5.10 to $5.25.
•Adjusted effective income tax rate1 in the range of 23 percent to 25 percent.
•Capital spending, excluding C-Band, in the range of $16.5 billion to $17.5 billion. Additional expenditures related to the deployment of the company's C-Band 5G network are expected to be in the range of $5 billion to $6 billion.
1Non-GAAP financial measure. See the accompanying schedules and www.verizon.com/about/investors for reconciliations of non-GAAP financial measures cited in this document to most directly comparable financial measures under generally accepted accounting principles (GAAP).

2Adjusted EPS for the prior year period has been reclassified to conform to current period presentation.

3Wireless retail prepaid net additions exclude the impact primarily related to the shutdown of a competitor’s 3G network resulting in approximately 102,000 retail prepaid disconnects in the third quarter of 2022.

4Reported wireless service revenue growth represents the sum of Consumer and Business segments.

Verizon Communications Inc. (NYSE, Nasdaq: VZ) was formed on June 30, 2000 and is one of the world’s leading providers of technology and communications services. Headquartered in New York City and with a presence around the world, Verizon generated revenues of $133.6 billion in 2021. The company offers data, video and voice services and solutions on its award-winning networks and platforms, delivering on customers’ demand for mobility, reliable network connectivity, security and control.

####

    VlpHU09DSUQyMDE5UTE=

VERIZON’S ONLINE MEDIA CENTER: News releases, stories, media contacts and other resources are available at verizon.com/news. News releases are also available through an RSS feed. To subscribe, visit www.verizon.com/about/rss-feeds/.

Forward-looking statements
In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “expects,” “hopes,” “forecasts,” “plans” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: cyber attacks impacting our networks or systems and any resulting financial or reputational impact; damage to our infrastructure or disruption of our operations from natural disasters, extreme weather conditions or terrorist attacks and any resulting financial or reputational impact; the impact of public health crises, including the COVID-19 pandemic, on our operations, our employees and the ways in which our customers use our networks and other products and services; disruption of our key suppliers’ or vendors' provisioning of products or services, including as a result of geopolitical factors, the COVID-19 pandemic or the potential impacts of global climate change; material adverse changes in labor matters and any resulting financial or operational impact; the effects of competition in the markets in which we operate; failure to take advantage of developments in technology and address changes in consumer demand; performance issues or delays in the deployment of our 5G network resulting in significant costs or a reduction in the anticipated benefits of the enhancement to our networks; the inability to implement our business strategy; adverse conditions in the U.S. and international economies, including inflation in the markets in which we operate; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks or businesses; our high level of indebtedness; significant litigation and any resulting material expenses incurred in defending against lawsuits or paying awards or settlements; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or treaties, or in their interpretation; and changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

    VlpHU09DSUQyMDE5UTE=

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 9/30/22	3 Mos. Ended 9/30/21	% Change	9 Mos. Ended 9/30/22	9 Mos. Ended 9/30/21	% Change

Operating Revenues
Service revenues and other	$27,666	$27,565	0.4	$81,999	$83,709	(2.0)
Wireless equipment revenues	6,575	5,350	22.9	19,585	15,837	23.7
Total Operating Revenues	34,241	32,915	4.0	101,584	99,546	2.0

Operating Expenses
Cost of services	7,293	7,855	(7.2)	21,452	24,199	(11.4)
Cost of wireless equipment	7,308	5,673	28.8	21,919	17,106	28.1
Selling, general and administrative expense	7,422	6,521	13.8	22,090	21,246	4.0
Depreciation and amortization expense	4,324	3,961	9.2	12,881	12,155	6.0
Total Operating Expenses	26,347	24,010	9.7	78,342	74,706	4.9

Operating Income	7,894	8,905	(11.4)	23,242	24,840	(6.4)
Equity in earnings of unconsolidated businesses	2	1	*	40	10	*
Other income (expense), net	(439)	269	*	(1,314)	1,172	*
Interest expense	(937)	(801)	17.0	(2,508)	(2,746)	(8.7)
Income Before Provision For Income Taxes	6,520	8,374	(22.1)	19,460	23,276	(16.4)
Provision for income taxes	(1,496)	(1,820)	(17.8)	(4,410)	(5,395)	(18.3)
Net Income	$5,024	$6,554	(23.3)	$15,050	$17,881	(15.8)

Net income attributable to noncontrolling interests	$124	$147	(15.6)	$371	$429	(13.5)
Net income attributable to Verizon	4,900	6,407	(23.5)	14,679	17,452	(15.9)
Net Income	$5,024	$6,554	(23.3)	$15,050	$17,881	(15.8)

Basic Earnings Per Common Share
Net income attributable to Verizon	$1.17	$1.55	(24.5)	$3.49	$4.21	(17.1)
Weighted-average shares outstanding (in millions)	4,202	4,142		4,201	4,141

Diluted Earnings Per Common Share (1)
Net income attributable to Verizon	$1.17	$1.55	(24.5)	$3.49	$4.21	(17.1)
Weighted-average shares outstanding (in millions)	4,204	4,144		4,203	4,143
Footnotes:
(1)Diluted Earnings per Common Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.
*Not meaningful

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)
Unaudited	9/30/22	12/31/21	$ Change

Assets
Current assets
Cash and cash equivalents	$2,082	$2,921	$(839)
Accounts receivable	24,475	24,742	(267)
Less Allowance for credit losses	805	896	(91)
Accounts receivable, net	23,670	23,846	(176)
Inventories	3,133	3,055	78
Prepaid expenses and other	10,861	6,906	3,955
Total current assets	39,746	36,728	3,018

Property, plant and equipment	300,870	289,897	10,973
Less Accumulated depreciation	197,866	190,201	7,665
Property, plant and equipment, net	103,004	99,696	3,308
Investments in unconsolidated businesses	1,083	1,061	22
Wireless licenses	149,292	147,619	1,673
Goodwill	28,548	28,603	(55)
Other intangible assets, net	11,196	11,677	(481)
Operating lease right-of-use assets	26,588	27,883	(1,295)
Other assets	15,633	13,329	2,304
Total assets	$375,090	$366,596	$8,494

Liabilities and Equity
Current liabilities
Debt maturing within one year	$14,995	$7,443	$7,552
Accounts payable and accrued liabilities	22,235	24,833	(2,598)
Current operating lease liabilities	3,961	3,859	102
Other current liabilities	11,950	11,025	925
Total current liabilities	53,141	47,160	5,981

Long-term debt	132,912	143,425	(10,513)
Employee benefit obligations	15,912	15,410	502
Deferred income taxes	42,094	40,685	1,409
Non-current operating lease liabilities	22,175	23,203	(1,028)
Other liabilities	20,073	13,513	6,560
Total long-term liabilities	233,166	236,236	(3,070)

Equity
Common stock	429	429	—
Additional paid in capital	13,467	13,861	(394)
Retained earnings	78,545	71,993	6,552
Accumulated other comprehensive loss	(1,700)	(927)	(773)
Common stock in treasury, at cost	(4,015)	(4,104)	89
Deferred compensation – employee stock ownership plans and other	742	538	204
Noncontrolling interests	1,315	1,410	(95)
Total equity	88,783	83,200	5,583
Total liabilities and equity	$375,090	$366,596	$8,494

Verizon Communications Inc.

Consolidated - Selected Financial and Operating Statistics

(dollars in millions, except per share amounts)
Unaudited	9/30/22	12/31/21

Total debt	$147,907	$150,868
Net unsecured debt(1)	$129,315	$133,745
Net unsecured debt / Consolidated Adjusted EBITDA(1)(2)	2.7x	2.8x
Common shares outstanding end of period (in millions)	4,200	4,198
Total employees (‘000)	119.5	118.4
Quarterly cash dividends declared per common share	$0.6525	$0.6400
Footnotes:
(1)Non-GAAP financial measure.
(2)Consolidated Adjusted EBITDA excludes the effects of non-operational items and special items.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)
Unaudited	9 Mos. Ended 9/30/22	9 Mos. Ended 9/30/21	$ Change

Cash Flows from Operating Activities
Net Income	$15,050	$17,881	$(2,831)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	12,881	12,155	726
Employee retirement benefits	479	(1,928)	2,407
Deferred income taxes	1,595	2,970	(1,375)
Provision for expected credit losses	1,048	604	444
Equity in losses (earnings) of unconsolidated businesses, net of dividends received	(13)	32	(45)
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(458)	603	(1,061)
Other, net	(2,383)	(1,155)	(1,228)
Net cash provided by operating activities	28,199	31,162	(2,963)

Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(15,811)	(13,861)	(1,950)
Cash received (paid) related to acquisitions of businesses, net of cash acquired	248	(459)	707
Acquisitions of wireless licenses	(2,890)	(47,027)	44,137
Collateral payments related to derivative contracts, net of repayments	(4,857)	(15)	(4,842)
Proceeds from disposition of business	33	4,122	(4,089)
Other, net	(43)	222	(265)
Net cash used in investing activities	(23,320)	(57,018)	33,698

Cash Flows from Financing Activities
Proceeds from long-term borrowings	4,605	32,482	(27,877)
Proceeds from asset-backed long-term borrowings	5,939	2,695	3,244
Net proceeds from short-term commercial paper	4,514	—	4,514
Repayments of long-term borrowings and finance lease obligations	(8,001)	(7,904)	(97)
Repayments of asset-backed long-term borrowings	(3,647)	(3,887)	240
Dividends paid	(8,066)	(7,797)	(269)
Other, net	(797)	(2,120)	1,323
Net cash provided by (used in) financing activities	(5,453)	13,469	(18,922)

Decrease in cash, cash equivalents and restricted cash	(574)	(12,387)	11,813
Cash, cash equivalents and restricted cash, beginning of period	4,161	23,498	(19,337)
Cash, cash equivalents and restricted cash, end of period	$3,587	$11,111	$(7,524)
Footnotes:
Certain amounts have been reclassified to conform to the current period presentation.

Verizon Communications Inc.

Consumer - Selected Financial Results

(dollars in millions)
Unaudited	3 Mos. Ended 9/30/22	3 Mos. Ended 9/30/21	% Change	9 Mos. Ended 9/30/22	9 Mos. Ended 9/30/21	% Change

Operating Revenues
Service	$18,421	$16,891	9.1	$54,696	$50,169	9.0
Wireless equipment	5,558	4,530	22.7	16,640	13,461	23.6
Other	1,861	1,907	(2.4)	5,400	5,973	(9.6)
Total Operating Revenues	25,840	23,328	10.8	76,736	69,603	10.2

Operating Expenses
Cost of services	4,566	4,149	10.1	13,296	12,330	7.8
Cost of wireless equipment	5,963	4,611	29.3	17,997	13,857	29.9
Selling, general and administrative expense	4,730	4,060	16.5	14,020	12,131	15.6
Depreciation and amortization expense	3,232	2,918	10.8	9,605	8,679	10.7
Total Operating Expenses	18,491	15,738	17.5	54,918	46,997	16.9

Operating Income	$7,349	$7,590	(3.2)	$21,818	$22,606	(3.5)
Operating Income Margin	28.4%	32.5%		28.4%	32.5%

Segment EBITDA(1)	$10,581	$10,508	0.7	$31,423	$31,285	0.4
Segment EBITDA Margin(1)	40.9%	45.0%		40.9%	44.9%
Footnotes:
(1) Non-GAAP financial measure.
The segment financial results and metrics above exclude the effects of special items (other than the effects of acquisition-related intangible asset amortization), which the Company’s chief operating decision maker does not consider in assessing segment performance.
Certain intersegment transactions with corporate entities have not been eliminated.

Verizon Communications Inc.

Consumer - Selected Operating Statistics

Unaudited				9/30/22	9/30/21	% Change

Connections (‘000):
Wireless retail postpaid				91,478	90,916	0.6
Wireless retail prepaid (1) (2)				23,076	4,072	*
Total wireless retail				114,554	94,988	20.6

Wireless retail postpaid phones				74,997	75,388	(0.5)

Fios video				3,314	3,642	(9.0)
Fios internet				6,684	6,490	3.0

Fixed wireless access (FWA) broadband				621	63	*
Wireline broadband				6,976	6,858	1.7
Total broadband				7,597	6,921	9.8

Unaudited	3 Mos. Ended 9/30/22	3 Mos. Ended 9/30/21	% Change	9 Mos. Ended 9/30/22	9 Mos. Ended 9/30/21	% Change

Gross Additions (‘000):
Wireless retail postpaid	3,045	2,701	12.7	8,148	7,600	7.2

Net Additions Detail (‘000):
Wireless retail postpaid (3)	28	423	(93.4)	(14)	447	*
Wireless retail prepaid (1) (3) (4)	39	(4)	*	(270)	33	*
Total wireless retail (3)	67	419	(84.0)	(284)	480	*

Wireless retail postpaid phones (3)	(189)	267	*	(696)	239	*

Fios video	(95)	(68)	(39.7)	(259)	(212)	(22.2)
Fios internet	58	98	(40.8)	143	288	(50.3)

FWA broadband (3)	234	26	*	514	49	*
Wireline broadband	38	75	(49.3)	88	211	(58.3)
Total broadband	272	101	*	602	260	*

Churn Rate:
Wireless retail postpaid	1.10%	0.84%		0.99%	0.88%
Wireless retail postpaid phones	0.88%	0.67%		0.80%	0.69%
Wireless retail prepaid (1) (4)	3.90%	4.21%		3.83%	4.18%
Wireless retail	1.66%	0.98%		1.57%	1.02%

Revenue Statistics (in millions):
Wireless service revenue	$15,517	$13,982	11.0	$45,970	$41,460	10.9
Fios revenues	$2,902	$2,893	0.3	$8,708	$8,648	0.7

Verizon Communications Inc.

Consumer - Selected Operating Statistics (continued)

Unaudited	3 Mos. Ended 9/30/22	3 Mos. Ended 9/30/21	% Change	9 Mos. Ended 9/30/22	9 Mos. Ended 9/30/21	% Change

Other Wireless Statistics:
Wireless retail postpaid ARPA (5)	$127.76	$123.04	3.8	$125.29	$121.71	2.9
Wireless retail postpaid upgrade rate	5.1%	4.7%
Wireless retail postpaid accounts (‘000) (6)				33,251	33,640	(1.2)
Wireless retail postpaid connections per account (6)				2.75	2.70	1.9
Wireless retail prepaid ARPU (1) (7)	$31.18	$35.75	(12.8)	$31.11	$35.70	(12.9)
Footnotes:
(1) Acquisition of TracFone Wireless, Inc. was completed on November 23, 2021.
(2) Reflects a decline in the customer base for wireless retail prepaid connections of approximately 504,000 as of September 30, 2022, primarily related to the shutdown of our competitors' 3G networks.
(3) Connection net additions include certain adjustments.
(4) Excludes the impact primarily related to the shutdown of our competitors' 3G networks resulting in approximately 402,000 retail prepaid disconnects in the second quarter of 2022 and 102,000 retail prepaid disconnects in the third quarter of 2022.
(5) Wireless retail postpaid ARPA - average service revenue per account from retail postpaid accounts.
(6) Statistics presented as of end of period.
(7) Wireless retail prepaid ARPU - average service revenue per unit from retail prepaid connections.
Certain intersegment transactions with corporate entities have not been eliminated.
* Not meaningful

Verizon Communications Inc.

Business - Selected Financial Results

(dollars in millions)
Unaudited	3 Mos. Ended 9/30/22	3 Mos. Ended 9/30/21	% Change	9 Mos. Ended 9/30/22	9 Mos. Ended 9/30/21	% Change

Operating Revenues
Small and Medium Business	$3,196	$2,937	8.8	$9,329	$8,662	7.7
Global Enterprise	2,449	2,552	(4.0)	7,311	7,694	(5.0)
Public Sector and Other	1,531	1,547	(1.0)	4,587	4,807	(4.6)
Wholesale	661	653	1.2	1,945	2,069	(6.0)
Total Operating Revenues	7,837	7,689	1.9	23,172	23,232	(0.3)

Operating Expenses
Cost of services	2,653	2,647	0.2	7,818	8,066	(3.1)
Cost of wireless equipment	1,344	1,061	26.7	3,922	3,248	20.8
Selling, general and administrative expense	2,063	2,077	(0.7)	6,172	6,231	(0.9)
Depreciation and amortization expense	1,079	1,018	6.0	3,214	3,046	5.5
Total Operating Expenses	7,139	6,803	4.9	21,126	20,591	2.6

Operating Income	$698	$886	(21.2)	$2,046	$2,641	(22.5)
Operating Income Margin	8.9%	11.5%		8.8%	11.4%

Segment EBITDA(1)	$1,777	$1,904	(6.7)	$5,260	$5,687	(7.5)
Segment EBITDA Margin(1)	22.7%	24.8%		22.7%	24.5%
Footnotes:
(1) Non-GAAP financial measure.
The segment financial results and metrics above exclude the effects of special items (other than the effects of acquisition-related intangible asset amortization), which the Company’s chief operating decision maker does not consider in assessing segment performance.
Certain intersegment transactions with corporate entities have not been eliminated.

Verizon Communications Inc.

Business - Selected Operating Statistics

Unaudited				9/30/22	9/30/21	% Change

Connections (‘000):
Wireless retail postpaid				28,584	26,998	5.9
Wireless retail postpaid phones				17,795	16,866	5.5

Fios video				69	72	(4.2)
Fios internet				370	352	5.1

FWA broadband				442	76	*
Wireline broadband				471	479	(1.7)
Total broadband				913	555	64.5

Unaudited	3 Mos. Ended 9/30/22	3 Mos. Ended 9/30/21	% Change	9 Mos. Ended 9/30/22	9 Mos. Ended 9/30/21	% Change

Gross Additions (‘000):
Wireless retail postpaid	1,566	1,314	19.2	4,650	3,675	26.5

Net Additions Detail (‘000):
Wireless retail postpaid (1)	360	276	30.4	1,185	610	94.3
Wireless retail postpaid phones (1)	197	162	21.6	680	287	*

Fios video	(1)	—	*	(2)	(1)	*
Fios internet	3	6	(50.0)	14	17	(17.6)

FWA broadband (1)	108	29	*	278	46	*
Wireline broadband (1)	(3)	(1)	*	(6)	(3)	*
Total broadband	105	28	*	272	43	*

Churn Rate:
Wireless retail postpaid	1.42%	1.29%		1.38%	1.28%
Wireless retail postpaid phones	1.10%	1.04%		1.08%	1.04%

Revenue Statistics (in millions):
Wireless service revenue	$3,273	$3,097	5.7	$9,580	$9,247	3.6
Fios revenues	$304	$287	5.9	$897	$844	6.3

Other Operating Statistics:
Wireless retail postpaid upgrade rate	3.3%	3.2%
Footnotes:
(1) Connection net additions include certain adjustments.
Certain intersegment transactions with corporate entities have not been eliminated.
*Not meaningful

Verizon Communications Inc.

Supplemental Information - Total Wireless Operating and Financial Statistics

The following supplemental schedule contains certain financial and operating metrics which reflect an aggregation of our Consumer and Business segments’ wireless results.

Unaudited				9/30/22	9/30/21	% Change

Connections (‘000)
Retail postpaid				120,062	117,914	1.8
Retail prepaid (1) (2)				23,076	4,072	*
Total retail				143,138	121,986	17.3

Retail postpaid phones				92,792	92,254	0.6

Unaudited	3 Mos. Ended 9/30/22	3 Mos. Ended 9/30/21	% Change	9 Mos. Ended 9/30/22	9 Mos. Ended 9/30/21	% Change

Net Additions Detail (‘000) (3)
Retail postpaid phones	8	429	(98.1)	(16)	526	*
Retail postpaid	388	699	(44.5)	1,171	1,057	10.8
Retail prepaid (1) (4)	39	(4)	*	(270)	33	*
Total retail	427	695	(38.6)	901	1,090	(17.3)

Account Statistics
Retail postpaid accounts (‘000) (5)				35,034	35,285	(0.7)
Retail postpaid connections per account (5)				3.43	3.34	2.7
Retail postpaid ARPA (6)	$149.82	$143.87	4.1	$146.73	$142.61	2.9
Retail prepaid ARPU (1) (7)	$31.18	$35.75	(12.8)	$31.11	$35.70	(12.9)

Churn Detail
Retail postpaid phone	0.92%	0.74%		0.85%	0.76%
Retail postpaid	1.17%	0.94%		1.08%	0.97%
Retail prepaid (1) (4)	3.90%	4.21%		3.83%	4.18%
Retail	1.62%	1.05%		1.53%	1.08%

Retail Postpaid Connection Statistics
Upgrade rate	4.7%	4.3%

Revenue Statistics (in millions) (8)
Wireless service	$18,790	$17,079	10.0	$55,550	$50,707	9.6
Wireless equipment	6,575	5,350	22.9	19,585	15,837	23.7
Wireless other	1,922	1,929	(0.4)	5,540	6,015	(7.9)
Total Wireless	$27,287	$24,358	12.0	$80,675	$72,559	11.2
Footnotes:
(1) Acquisition of TracFone Wireless, Inc. was completed on November 23, 2021.
(2) Reflects a decline in the customer base for wireless retail prepaid connections of approximately 504,000 as of September 30, 2022, primarily related to the shutdown of our competitors' 3G networks.
(3) Connection net additions include certain adjustments.
(4) Excludes the impact primarily related to the shutdown of our competitors' 3G networks resulting in approximately 402,000 retail prepaid disconnects in the second quarter of 2022 and 102,000 retail prepaid disconnects in the third quarter of 2022.
(5) Statistics presented as of end of period.
(6) Wireless retail postpaid ARPA - average service revenue per account from retail postpaid accounts.
(7) Wireless retail prepaid ARPU - average service revenue per unit from retail prepaid connections.
(8) Intersegment transactions between Consumer or Business segment with corporate entities have not been eliminated.
*Not meaningful

Verizon Communications Inc.

Non-GAAP Reconciliations - Consolidated Verizon

Consolidated EBITDA and Consolidated Adjusted EBITDA

(dollars in millions)
Unaudited	3 Mos. Ended 9/30/22	3 Mos. Ended 6/30/22	3 Mos. Ended 3/31/22	3 Mos. Ended 12/31/21	3 Mos. Ended 9/30/21	3 Mos. Ended 6/30/21	3 Mos. Ended 3/31/21

Consolidated Net Income	$5,024	$5,315	$4,711	$4,737	$6,554	$5,949	$5,378
Add:
Provision for income taxes	1,496	1,542	1,372	1,407	1,820	1,875	1,700
Interest expense	937	785	786	739	801	844	1,101
Depreciation and amortization expense (1)	4,324	4,321	4,236	4,051	3,961	4,020	4,174
Consolidated EBITDA	$11,781	$11,963	$11,105	$10,934	$13,136	$12,688	$12,353

Add/(subtract):
Other (income) expense, net (2)	$439	$(49)	$924	$860	$(269)	$(502)	$(401)
Equity in losses (earnings) of unconsolidated businesses (3)	(2)	(41)	3	(135)	(1)	(1)	(8)
Severance charges	—	—	—	106	103	—	—
Loss on spectrum licenses	—	—	—	—	—	—	223
Net gain from disposition of business	—	—	—	—	(706)	—	—
	437	(90)	927	831	(873)	(503)	(186)
Consolidated Adjusted EBITDA	$12,218	$11,873	$12,032	$11,765	$12,263	$12,185	$12,167
Consolidated Adjusted EBITDA - Year Over Year Change	(0.4)%
Footnotes:
(1)    Includes Amortization of acquisition-related intangible assets.
(2)    Includes Pension and benefits remeasurement adjustments and Early debt redemption costs, where applicable.
(3)    Includes Net gain from disposition of assets, where applicable.

Net Unsecured Debt and Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio

(dollars in millions)
Unaudited	9/30/22	6/30/22	12/31/21

Debt maturing within one year	$14,995	$12,873	$7,443
Long-term debt	132,912	136,184	143,425
Total Debt	147,907	149,057	150,868
Less Secured debt	16,510	16,572	14,202
Unsecured Debt	131,397	132,485	136,666
Less Cash and cash equivalents	2,082	1,857	2,921
Net Unsecured Debt	$129,315	$130,628	$133,745
Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio	2.7x		2.8x
Unsecured Debt - Quarter over quarter change	$(1,088)
Net Unsecured Debt - Quarter over quarter change	$(1,313)

Verizon Communications Inc.

Adjusted Earnings per Common Share (Adjusted EPS)

(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 9/30/22				3 Mos. Ended 9/30/21
	Pre-tax	Tax	After-Tax		Pre-tax	Tax	After-Tax
EPS				$1.17				$1.55
Amortization of acquisition-related intangible assets	$236	$(58)	$178	0.04	$57	$(14)	$43	0.01
Severance, pension and benefits charges	645	(162)	483	0.11	247	(63)	184	0.04
Net gain from sale of Media	—	—	—	—	(706)	(30)	(736)	(0.18)
	$881	$(220)	$661	$0.16	$(402)	$(107)	$(509)	$(0.12)
Adjusted EPS				$1.32				$1.42
Footnotes:
Adjusted EPS may not add due to rounding.
Certain amounts have been reclassified to conform to the current period presentation.

Free Cash Flow
(dollars in millions)
Unaudited	9 Mos. Ended 9/30/22	9 Mos. Ended 9/30/21

Net Cash Provided by Operating Activities	$28,199	$31,162
Capital expenditures (including capitalized software)	(15,811)	(13,861)
Free Cash Flow	$12,388	$17,301

Verizon Communications Inc.
Non-GAAP Reconciliations - Segments
Segment EBITDA and Segment EBITDA Margin
Consumer

(dollars in millions)
Unaudited	3 Mos. Ended 9/30/22	3 Mos. Ended 9/30/21	9 Mos. Ended 9/30/22	9 Mos. Ended 9/30/21

Operating Income	$7,349	$7,590	$21,818	$22,606
Add Depreciation and amortization expense	3,232	2,918	9,605	8,679
Segment EBITDA	$10,581	$10,508	$31,423	$31,285
Year over year change %	0.7%		0.4%

Total operating revenues	$25,840	$23,328	$76,736	$69,603
Operating Income Margin	28.4%	32.5%	28.4%	32.5%
Segment EBITDA Margin	40.9%	45.0%	40.9%	44.9%

Business

(dollars in millions)
Unaudited	3 Mos. Ended 9/30/22	3 Mos. Ended 9/30/21	9 Mos. Ended 9/30/22	9 Mos. Ended 9/30/21

Operating Income	$698	$886	$2,046	$2,641
Add Depreciation and amortization expense	1,079	1,018	3,214	3,046
Segment EBITDA	$1,777	$1,904	$5,260	$5,687
Year over year change %	(6.7)%		(7.5)%

Total operating revenues	$7,837	$7,689	$23,172	$23,232
Operating Income Margin	8.9%	11.5%	8.8%	11.4%
Segment EBITDA Margin	22.7%	24.8%	22.7%	24.5%